Exhibit 99.1
Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000
ICR Inc.
John Mills
Katie Turner
(646) 277-1228
Primo Water Announces Results for the Fourth Quarter and Year Ended December 31, 2010
WINSTON-SALEM, N.C., March 24, 2011 — Primo Water Corporation (Nasdaq: PRMW), a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada today announced financial results for the fourth quarter and year ended December 31, 2010.
Business Highlights
•	Fourth quarter net sales increased 61% compared to the prior year period.

•	Fourth quarter GAAP EPS of ($0.96) and Non-GAAP EPS of ($0.13) for 2010. GAAP EPS includes non-recurring charges of $8.3 million related to recent IPO and acquisition of Culligan Refill.

•	Gross margin increased 730 basis points to 29.6% compared to 22.3% in the fourth quarter of 2009.

•	Exchange same-store unit sales increased 5.1% for the fourth quarter of 2010.

•	Full year 2010 dispenser sales at retail to consumers increased 14% to over 235,000 units.

•	12,600 combined locations for Exchange and Refill at year end.

•	Successful completion of the Culligan Refill acquisition.
Fourth Quarter Results
For the fourth quarter of 2010, net sales increased 61% to $12.7 million from $7.9 million in the fourth quarter of 2009, consistent with previous guidance. The fourth quarter results include the impact of the Culligan Refill business from the acquisition date of November 10, 2010.

The net loss from continuing operations for the fourth quarter of 2010 was ($10.7) million or ($0.96) per share, compared to ($3.2) million or ($2.22) per share in the same period in the prior year. Additionally, the fourth quarter of 2010 Non-GAAP pro forma fully-taxed result was a loss of ($0.13) per share and the Company reported Non-GAAP adjusted EBITDA of $0.2 million. The Company does not expect to pay taxes through 2012 as they have sufficient net operating loss carryforwards to offset taxable income.
Sales from the water operations, which consists of the three-and five-gallon purified bottled water exchange service (“Exchange”) and the self-serve filtered water vending service (“Refill”), for the fourth quarter of 2010 increased 70.3% to $9.5 million compared to $5.6 million in the fourth quarter of 2009. The sales improvement was due to an 11.4% increase in Exchange sales driven by an increase in bottle units sold to 1.0 million compared to 0.9 million in the same period of 2009. Exchange same-store unit sales increased 5.1% in the fourth quarter of 2010 compared to the same period last year. In addition, sales for Refill accounted for $3.3 million of our total sales in the quarter and the Company began recognizing the sales from the acquisition on November 10, 2010. At December 31, 2010, the Exchange and Refill services were offered in the United States and in Canada at approximately a combined 12,600 retail locations.
The Company’s water dispenser (“Product”) sales for the fourth quarter of 2010 increased 38.3% to $3.2 million compared to $2.3 million in the fourth quarter of 2009. The increase is due to primarily to the addition of several new water dispenser models, which began shipping in the fourth quarter of 2010. The sales increase reversed a trend of decreases in sales during the year as retailers managed their inventory down to clear out older model, higher priced inventory.
Gross profit for the fourth quarter 2010 increased to $3.8 million compared to a gross profit of $1.8 million in the fourth quarter of 2009. The gross profit margin increased 730 basis points to 29.6% compared to 22.3% in the fourth quarter of 2009. The improvement in gross profit margin is primarily the result of an increased mix of higher margin Exchange sales and the addition of the Culligan Refill business. Exchange and Refill sales represented 72.2% of total sales during the quarter compared to 66.3% of sales in the fourth quarter of 2009. Gross margins for Exchange and Refill were 27.3% and 54.0%, respectively, for the fourth quarter of 2010.
Selling, general and administrative (“SG&A”) expenses were $3.8 million or 30.1% of net sales for the fourth quarter of 2010, compared to $2.5 million or 31.9% of net sales in the fourth quarter of 2009. The increase is the result of increased headcount necessary to operate as a public company, additional costs related to the Refill acquisition and the costs of operating duplicate back-office operations. SG&A decreased as a percent of net sales, a trend the Company expects to continue as they reduce duplicate costs related to the refill acquisition and leverage SG&A expenses with increased sales growth.
“We are pleased to report that Primo Water achieved record results for the fourth quarter of 2010 as we continue our mission of providing great tasting purified water in an environmentally responsible way,” commented Billy D. Prim, Primo Water’s President & CEO. “We are on track with our refill acquisition integration efforts and expect to achieve synergy savings over the course of 2011. We are very encouraged with the rate that consumers continue to add water dispensers to their homes. Our retailers sold over 230,000 dispenser units (“razors”) to consumers in 2010, which we expect to lead to continued growth in our higher margin water sales (“razorblades”).”

Fiscal Year 2010 Results
Net sales for 2010 decreased 5.1% to $44.6 million from $47.0 million for 2009. The decrease in net sales for 2010 resulted primarily from a 35.4% decrease in Product sales offset by a 23.2% increase in water sales, which includes the Exchange and Refill businesses. For 2010, net loss attributable to common shareholders was ($22.7) million or ($5.81) per share compared to ($14.7) million or ($10.23) per share in 2009. For 2010, the Company reported a Non-GAAP pro forma fully-taxed loss of ($1.50) per share and Non-GAAP adjusted EBITDA of ($1.5) million.
Exchange sales increased by 10% in 2010 compared to 2009, which was the result of an 11% increase in water bottle units sold to approximately 4.3 million units. The increase in units sold was driven by a 14% increase in Exchange selling locations to approximately 8,000 at December 31, 2010 as well as an increase in same store units of approximately 5% for 2010. In addition, sales for Refill accounted for $3.3 million since the acquisition on November 10, 2010 from approximately 4,600 locations. Product sales decreased $8.1 million or 35.4% to $14.7 million, representing 33.0% of total net sales for 2010. We believe the decrease in sales is primarily the result of retailers continuing to manage their inventory levels in anticipation of the new product line, which the Company began shipping in the fourth quarter of 2010. Product sales in the fourth quarter of 2010 increased 38.3% compared to prior year. Product sales at retail to end consumers increased 14% in 2010 compared to 2009.
The Company’s overall gross margin increased to 23.3% in 2010 from 17.5% in 2009, primarily as a result of a higher mix of high margin water sales, which represented 63.3% of sales in 2010 compared to 48.2% in 2009. SG&A expenses increased $2.7 million or 27.2% to $12.6 million for 2010, which is primarily due to an increase in headcount and related costs associated with becoming a public company, costs related to the Company’s Refill acquisition and costs of operating duplicate back-office operations.
Balance Sheet Highlights
The IPO and Refill acquisition in November of 2010 resulted in increases across the Company’s balance sheet. First, working capital increased by $7.5 million at December 31, 2010 compared to the prior year primarily due to increases in accounts receivables and inventory of $4.7 million and $1.8 million, respectively. Additionally, property and equipment, goodwill and intangibles increased $20.6 million, $77.4 million and $10.0 million, respectively compared to 2009. Furthermore, our stockholders equity increased $113.8 million compared to the prior year, primarily as a result of the IPO and shares issued related to the Refill acquisition. The Company ended the year with $17.9 million in debt on their $40 million credit facility.

First Quarter and Full Year 2011 Guidance
The Company ended 2010 with approximately 12,600 combined Exchange and Refill locations, excluding the 600 Exchange locations acquired from Culligan Canada in March, 2011. The Company continues to expect sales to increase 80% to 85%, or in the range of $15.9 to $16.3 million, in the first quarter of 2011 compared to the same period last year. Primo expects to end the first quarter with between 14,500 to 14,900 combined Exchange and Refill locations. The Company expects to achieve first quarter GAAP loss per diluted share of ($0.07) to ($0.11), non-GAAP pro forma fully-taxed earnings (loss) per diluted share of ($0.04) to break-even, GAAP loss from operations of ($0.4) to ($1.2) million and Non-GAAP pro forma EBITDA in the range of $1.8 to $2.6 million. The adjustments from the GAAP to non-GAAP measures consist of adjustments related to stock-based compensation, non-recurring acquisition related costs and the impact of applying full tax.
For 2011, the Company continues to expect sales to increase 260% to 275%, or in the range of $116 to $123 million, which includes the impact of the previously announced acquisitions. Primo expects to end the year with between 18,700 to 19,700 retail locations, which is the result of adding between 5,700 to 6,700 retail locations for the year. The Company also expects to achieve full year 2011 GAAP earnings per diluted share of $0.06 to $0.15, non-GAAP pro forma fully-taxed earnings per diluted share of $0.16 to $0.24, GAAP income from operations in the range of $5.3 to $7.5 million and Non-GAAP pro forma EBITDA in the range of $16.5 to $19.5 million. The adjustments from the GAAP to non-GAAP measures consist of adjustments related to stock-based compensation, non-recurring acquisition related costs and the impact of applying full tax.
Recent Developments
Single-Serve Cold Carbonated Beverage Market Entry
As previously announced on March 9, 2011, Primo Water entered into an agreement to acquire certain assets of Omnifrio Beverage Company, LLC, which consist primarily of appliance and intellectual property related to single-serve cold carbonated beverages, along with consumable flavor cups, or “S-cups”, and CO2 canisters used with the appliances to make a variety of cold beverages.
The purchase price for the Omnifrio assets will be approximately $13.1 million, consisting of approximately $7.0 million in cash and the issuance of 501,080 unregistered shares of the Company’s common stock with a value of approximately $6.1 million (calculated based on the trailing 20-day average closing price for the Company’s common stock preceding the date of the acquisition agreement). The acquisition is subject to customary conditions to closing and is expected to close within approximately 30 days.
Primo continues to expect the Omnifrio business to generate $2.0 to $4.0 million in sales and negatively impact GAAP diluted earnings per share in the range of ($0.23) to ($0.29), non-GAAP pro forma fully-taxed diluted earnings per share in the range of ($0.14) to ($0.17), GAAP loss from operations in the range of ($4.6) to ($5.8) million, and non-GAAP EBITDA in the range of ($4.0) to ($5.0) million for 2011. The difference in the GAAP and non-GAAP measures represents an add-back for intangible amortization of approximately $0.4 million and application of the full tax effect. Primo expects the acquisition to be accretive to earnings and contribute to EBITDA in the range of $6.0 to $8.0 million in 2012.

Canadian Market Entry for Exchange
On March 9, 2011, Primo Water also announced the completion of the acquisition of certain assets relating to Culligan Canada’s 18-liter purified bottled water exchange business marketed to retailers for resale to consumers. This service is provided to over 600 retail locations in Canada, including Wal-Mart, Home Depot, Zellers and Sobey’s. The existing Culligan distribution network will continue to bottle and deliver water in the Canadian market for Primo.
The purchase price for the acquired assets was approximately $5.4 million, consisting of approximately $1.6 million in cash and the issuance of 307,217 unregistered shares of the Company’s common stock with a value of approximately $3.8 million (calculated based on the trailing 20-day average closing price for the Company’s common stock preceding the date of the acquisition agreement). The acquisition is expected to be approximately $0.01 accretive to 2011 earnings per share on a fully-diluted, fully-taxed basis.
Mr. Prim concluded, “We are very excited about our recent acquisitions, which will provide increased innovation to our line of water dispensers and should create more Primo Water consumer households. We are also excited about our entry into the Canadian Exchange market and the opportunity to support many of our existing retailer customers as they expand their Canadian business. We have only begun to realize the potential of our market-leading position and based on our compelling business model and long-term growth forecasts we believe we will be able to achieve strong profitable growth.
Primo Water will continue to execute on our three long-term strategies:
•	Increase retail locations to 40,000 — 50,000;

•	Increase same-store sales of water by selling innovative beverage dispensers, which we believe will lead to greater household penetration; and

•	Pursue strategic acquisitions.”
Conference Call
The Company will hold a conference call today, Thursday, March 24, 2011 at 4:30 p.m. The call will be broadcast live over the Internet, hosted at the Investor Relations section of Primo Water’s website at www.primowater.com, and will be archived online through April 7, 2011. In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.
About Primo Water Corporation
Primo Water Corporation is a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. The Company’s products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.

Forward-Looking Statements
Certain statements contained herein (including our first quarter and full year 2011 guidance) are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company’s water bottle exchange and water bottle refill services and its water dispensers, changes in the Company’s relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industry in general, the Company’s experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the loss of key Company personnel, changes in the regulatory framework governing the Company’s business, the Company’s inability or failure to close the Omnifrio acquisition, the Company’s inability to efficiently and effectively integrate the Culligan and Omnifrio acquisitions with the Company’s historical business, the Company’s inability to efficiently expand operations and capacity to meet growth, the Company’s inability to introduce and produce new product offerings, and the failure of lenders to honor their commitments under the Company’s credit facility, as well as other risks described more fully in the Company’s Prospectus filed with the Securities and Exchange Commission on November 5, 2010. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.
Use of Non-GAAP Financial Measures
To supplement its financial statements, the Company also provides investors with non-GAAP net loss per basic and diluted share and adjusted EBITDA, which are both non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses and planning purposes. These measures are also presented to the Company’s board of directors.
EBITDA consists of the net earnings (loss) from continuing operations before income taxes plus depreciation and amortization, interest expense and the provision for income taxes. Adjusted EBITDA consists of EBITDA plus non-cash share-based compensation expense and acquisition-related costs. The Company uses adjusted EBITDA as a measure of operating performance because it assists management in comparing performance on a consistent basis, as it removes from operating results the impact of the

Company’s capital structure, discontinued operations, non-cash charges and non-recurring acquisition-related costs. Primo believes adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because it is widely used to measure a Company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and presents a meaningful measure of corporate performance exclusive of the Company’s capital structure, discontinued operations and the method by which assets were acquired. Primo also uses adjusted EBITDA for purposes of determining executive and senior management incentive compensation as well as for determining covenant compliance under its credit agreement.
Non-GAAP net loss per share consists of loss from continuing operations plus non-cash share-based compensation expense, non-recurring acquisition-related costs and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. Primo believes non-GAAP net loss per share is useful to an investor because it is widely used to measure a Company’s operating performance.
These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and are subject to inherent limitations.

Primo Water Corporation and Subsidiaries
Non-GAAP Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2010	2009	2010

Net loss attributable to common shareholders	$(6,140)	$(10,717)	$(14,866)	$(22,724)
Preferred dividends, beneficial conversion and warrant modification charges	760	5,771	3,042	9,831

Net loss	(5,380)	(4,946)	(11,824)	(12,893)
Loss from discontinued operations, net of income taxes	2,913	—	3,650	—

Loss from continuing operations	(2,467)	(4,946)	(8,174)	(12,893)
Depreciation and amortization	1,064	1,646	4,205	4,759
Interest expense	650	1,031	2,258	3,431
Provision for income taxes	—	—	—	—

EBITDA	(753)	(2,269)	(1,711)	(4,703)
Non-cash, stock-based compensation expense	74	291	298	685
Acquisition-related costs	—	2,184	—	2,491

Adjusted EBITDA	$(679)	$206	$(1,413)	$(1,527)

Net loss attributable to common shareholders	$(6,140)	$(10,717)	$(14,866)	$(22,724)
Preferred dividends, beneficial conversion and warrant modification charges	760	5,771	3,042	9,831

Net loss	(5,380)	(4,946)	(11,824)	(12,893)
Loss from discontinued operations, net of income taxes	2,913	—	3,650	—

Loss from continuing operations	(2,467)	(4,946)	(8,174)	(12,893)
Non-cash, stock-based compensation expense	74	291	298	685
Acquisition-related costs	—	2,184	—	2,491
Amortization of intangible assets	102	193	401	417
Pro forma effect of full income tax	848	843	2,766	3,441

Non-GAAP net loss	$(1,443)	$(1,435)	$(4,709)	$(5,859)

Basic and Diluted non-GAAP net loss per share	$(0.99)	$(0.13)	$(3.24)	$(1.50)

Basic and diluted shares used to compute non-GAAP net income per share	1,453	11,194	1,453	3,910

Primo Water Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2010	2009	2010

Net sales	$7,886	$12,706	$46,981	$44,607
Operating costs and expenses:
Cost of sales	6,124	8,950	38,771	34,213
Selling, general and administrative expenses	2,516	3,823	9,922	12,621
Acquisition-related costs	—	2,184	—	2,491
Depreciation and amortization	1,064	1,646	4,205	4,759

Total operating costs and expenses	9,704	16,603	52,898	54,084

Loss from operations	(1,818)	(3,897)	(5,917)	(9,477)
Interest expense	(650)	(1,031)	(2,258)	(3,431)
Other income, net	1	(18)	1	15

Loss from continuing operations before income taxes	(2,467)	(4,946)	(8,174)	(12,893)
Provision for income taxes	—	—	—	-

Loss from continuing operations	(2,467)	(4,946)	(8,174)	(12,893)
Loss from discontinued operations, net of income taxes	(2,913)	—	(3,650)	-

Net loss	(5,380)	(4,946)	(11,824)	(12,893)
Preferred dividends, beneficial conversion and warrant modification charges	(760)	(5,771)	(3,042)	(9,831)

Net loss attributable to common shareholders	$(6,140)	$(10,717)	$(14,866)	$(22,724)

Basic and diluted loss per common share:
Loss from continuing operations attributable to common shareholders	$(2.22)	$(0.96)	$(7.72)	$(5.81)
Loss from discontinued operations attributable to common shareholders	(2.00)	—	(2.51)	—

Net loss attributable to common shareholders	$(4.22)	$(0.96)	$(10.23)	$(5.81)

Basic and diluted weighted average common shares outstanding	1,453	11,194	1,453	3,910

Primo Water Corporation
Consolidated Balance Sheets
(in thousands, except par value data)

	December 31,
	2009	2010
Assets
Current assets:
Cash	$—	$443
Accounts receivable, net	1,888	6,605
Inventories	1,849	3,651
Prepaid expenses and other current assets	1,083	1,838

Total current assets	4,820	12,537

Bottles, net	1,997	2,505
Property and equipment, net	14,321	34,890
Intangible assets, net	1,077	11,039
Goodwill	—	77,415
Other assets	153	1,225

Total assets	$22,368	$139,611

Liabilities and stockholders equity (deficit)
Current liabilities:
Accounts payable	$2,756	4,547
Accrued expenses and other current liabilities	4,144	2,923
Current portion of long-term debt, capital leases and notes payable	426	11

Total current liabilities	7,326	7,481

Long-term debt, capital leases and notes payable, net of current portion	14,403	17,945
Other long-term liabilities	1,048	748

Total liabilities	22,777	26,174

Commitments and contingencies

Stockholders’ (deficit) equity
Common stock, $0.001 par value -70,000 shares authorized, 1,453 and 19,021 shares issued and outstanding at December 31, 2009 and 2010, respectively	1	19
Preferred stock, $0.001 par value - 65,000 shares authorized Series A preferred stock, 18,755 and 0 shares issued and outstanding at December 31, 2009 and 2010, respectively	19	—
Series B preferred stock, 23,280 and 0 shares issued and outstanding at December 31, 2009 and 2010, respectively	23	—
Series C preferred stock, 12,520 and 0 shares issued and outstanding at December 31, 2009 and 2010, respectively	13	—
Additional paid-in capital	86,737	220,125
Common stock warrants	3,797	6,966
Accumulated deficit	(90,999)	(113,723)
Accumulated other comprehensive income	—	50

Total stockholders’ (deficit) equity	(409)	113,437

Total liabilities and stockholders’ (deficit) equity	$22,368	$139,611